Exhibit 99.1

Digital Turbine Announces Preliminary Q4 Fiscal 2016 Revenue Range

of $23.0 to $23.5 Million and Cash Balance in Excess of $11 Million

Austin, TX – April 12, 2016 – Digital Turbine, Inc. (Nasdaq: APPS), today reported preliminary financial results for the fourth quarter of fiscal 2016.  The Company estimates fourth quarter fiscal 2016 revenue for the quarter ended March 31, 2016 to be in the range of $23.0 to $23.5 million.

"Despite our fourth quarter revenue increasing approximately 45% versus the same quarter last year on a pro forma basis, we expected more,” commented Bill Stone, Chief Executive Officer. "We had record revenues for DT Media and DT Pay but still had a shortfall against our expectations, primarily the result of a later-than-expected Samsung Galaxy S7 launch date and lower-than-anticipated slot count with one of our key North American carriers, as well as greater-than-expected seasonal softness in our core Appia business.  We believe that the issues that affected our financial performance in the March quarter are temporary in nature and are not at all reflective of growing demand for our products and services.  Our key structural operating metric, yield per device, was $2.20 in the month of January and $1.80 for the full March quarter, as a lower average slot count with one of our operators in the second half of the quarter was partially offset by a 33% increase from $0.30 to $0.40 in our revenue per slot, reflective of strong advertiser demand for our offerings. Furthermore, we believe that from both a structural and strategic standpoint, March was actually a highly productive quarter for Digital Turbine, as we prepare to go live with many new customers in new geographies and with new advertisers that we anticipate will help fuel significant growth and profitability for the Company in the fiscal year ahead.”

March Quarter Highlights:

•	Digital Turbine successfully launched with new carriers in the quarter, including Cricket and Millicom

•	The Company remains on track to launch Ignite with América Móvil, AT&T, MTS, Blu, Infosonics, Axis, and additional Deutsche Telekom markets during the current June quarter. Management expects these relationships, which represent more than 500 million mobile subscribers to yield meaningful financial returns in the quarters ahead;

•	Digital Turbine advanced discussions with several additional top-tier carriers, OEMs and advertisers around the world. Management is optimistic about the Company’s prospective pipeline;

•	The Company unveiled Ignite Direct, a unique SIM-activated version of its dynamic ad delivery platform, which expands its TAM into additional world markets while offering a path to implementation on iOS devices.

"These are exciting times at Digital Turbine.  As we enter fiscal 2017, we feel more confident than ever in the burgeoning demand for our products and services.   We intend to focus intently on execution in coming quarters to deliver the type of financial results that begin to reflect this true underlying demand --- and results that meet the expectations of our shareholders," Mr. Stone concluded.

The Company had cash and cash equivalents at quarter-end of approximately $11.3 million. Net working capital, excluding cash, at March 31st is expected to be relatively unchanged from December 31st, and there were no new net borrowings under the Company’s credit facility at quarter-end.

Digital Turbine will report full year fiscal 2016 results in early June, at which time management will provide a more detailed overview of the revenue and margin performance, as well as aim to deliver a more positive operational and financial update that will incorporate the contribution from the onset of several new customer ramps.

The financial information contained in this press release represents the Company’s best estimates as of this time and may be subject to adjustment when final full year fiscal 2016 results are released.

About Digital Turbine

Digital Turbine works at the convergence of media and mobile communications, delivering end-to-end products and solutions for mobile operators, device OEMs, app advertisers and publishers, that enable efficient user acquisition, app management and monetization opportunities. The company's products include Ignite™, a mobile device management solution with targeted app distribution capabilities, Discover™, a customized user experience and app discovery tool, Marketplace™, an application and content store, and Pay™, a content management and mobile payment solution. Digital Turbine Media encompasses a leading independent user acquisition network as well as an advertiser solution for unique and exclusive carrier inventory. Digital Turbine has delivered more than 130 million app installs for hundreds of advertisers. In addition, more than 31 million customers use Digital Turbine's solutions each month across more than 20 global operators. The company is headquartered in Austin, Texas with global offices. For additional information visit http://www.digitalturbine.com/ or connect with Digital Turbine on Twitter at @DigitalTurbine.

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Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Statements in this news release that are not statements of historical fact and that concern future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events, including financial projections and growth in various products are forward-looking statements that speak only as of the date made and which involve known and unknown risks, uncertainties and other factors which may, should one or more of these risks uncertainties or other factors materialize, cause actual results to differ materially from those expressed or implied by such statements.

Investor relations contact:

Brian Bartholomew

Digital Turbine

(512) 800-0274
brian.bartholomew@digitalturbine.com

Carolyn Capaccio/Sanjay M. Hurry

LHA

(212) 838-3777

digitalturbine@lhai.com

SOURCE Digital Turbine, Inc.

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